EXHIBIT 10.2

P.A.M. TRANSPORTATION SERVICES, INC.
EXECUTIVE INCENTIVE PLAN

INTRODUCTION

The P.A.M. Transportation Services, Inc. Executive Incentive Plan ("Plan") is an annual incentive plan for executive officers of P.A.M. Transportation Services, Inc. and designated officers and senior management of P.A.M. Transportation Services, Inc. and its subsidiaries. The Plan is intended to provide cash-based incentive opportunities to such executive officers and designated officers and senior management of the Company and its subsidiaries. Plan payments, if any, will be conditioned on attainment of one or more Performance Measures for each fiscal year as established by the Committee.

I. PURPOSE

1.
The purpose of the Plan is to allow the Company to attract, motivate and retain highly qualified executive employees; to obtain from each employee the best possible performance; to establish performance goals that support the Company's long-term business strategies; and to provide consistency in and alignment with the Company's approach to performance-based pay and overall executive compensation strategy.

II. DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

A.	Board of Directors. The Board of Directors of the Company.

B.	Committee. The Compensation and Stock Option Committee of the Board of Directors of the Company or any successor thereto.

C.	Company. P.A.M. Transportation Services, Inc., a Delaware corporation.

D.
Covered Employee. Any Participant who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such section may be amended ("Section 162(m)").

E.	Incentive Compensation Award. Any cash-based award paid pursuant to the Plan.

F.
Participant. All executive officers of the Company shall be Participants in this Plan. In addition, a Participant shall include an officer or a member of senior management of the Company or one or more of its subsidiaries, or a person who has agreed to commence serving in such capacity, and who is designated to participate in the Plan by the Committee.

G.	Performance Measures. This term is defined in Section V of the Plan.

H.	Retirement. A Participant's voluntary termination of employment with the Company or any of its subsidiaries on or after attainment of age 60.

III. EFFECTIVE DATE

The Plan has been adopted effective as of May 24, 2006 and will apply to Incentive Compensation Awards made for fiscal years ending on or after December 31, 2006.

IV. DETERMINATION OF AMOUNTS OF AND ELIGIBILITY FOR INCENTIVE COMPENSATION AWARDS

A.	Participants will be eligible to receive Incentive Compensation Awards conditioned on achievement of Performance Measure(s) as approved by the Committee.

B.
Incentive Compensation Awards will be paid in amounts at levels determined by the Committee pursuant to the Plan and the Performance Measures adopted by the Committee for the fiscal year. The maximum Incentive Compensation Award that can be paid to a Covered Employee with respect to any fiscal year is $1 million.

C.
If the Incentive Compensation Award is treated as performance-based compensation under Section 162(m), then no Incentive Compensation Award shall be paid to Covered Employees prior to the certification in writing by the Committee that the Performance Measures have been achieved for the relevant fiscal year.

D.	The Committee will determine the final amounts of Incentive Compensation Awards to Participants in conformity with the terms of the Plan. .

E.
For years after 2006, a Participant who is designated to participate in the Plan effective after the beginning of a particular fiscal year will participate on a prorated basis during such fiscal year and will receive an Incentive Compensation Award prorated on the basis of the ratio of the number of weeks of actual participation during such fiscal year to the aggregate number of weeks in such fiscal year. However, the proration described in the preceding sentence will not be made if proration is a determining factor in the Performance Measures, for example, if the Incentive Compensation Award is based on annual salary paid during the fiscal year. If applicable, the proration provided for in the first sentence of this paragraph shall also apply to any employee designated as a Participant in 2006 after the effective date of this Plan. Such prorated Incentive Compensation Award will be paid on the dates that all other Participants are paid such awards. For the year ending December 31, 2006, Participants who are employed on January 1, 2006, subject to the provisions of Paragraph VIII, shall participate for the entire fiscal year.

V. PERFORMANCE MEASURES

A.
Payment of Incentive Compensation Awards is conditioned on the attainment of Performance Measures as established by the Committee. With the exception of the fiscal year ending December 31, 2006, Performance Measures applicable to a fiscal year for Covered Employees must be established in writing no later than ninety (90) days after the beginning of the fiscal year. In its sole discretion, the Committee may choose not to establish Performance Measures for any particular fiscal year and in such event, no Incentive Compensation Awards shall be made to any employee under this Plan for such year. If the Incentive Compensation Award is intended to qualify as performance-based compensation under Section 162(m), the Performance Measures applicable to Covered Employees must be limited to criteria and objectives related to:

(1)	The consolidated performance of the Company or the performance of one or more of its subsidiaries or divisions, where performance is determined as set forth in (2) below.

(2)	Performance shall be determined solely by reference to levels of and/or growth in one or more of the following business criteria as measured over the fiscal year:

(i)	Total shareholder return, including its components of stock price appreciation, dividends and/or dividend yield;

(ii)	Return on assets, equity, invested capital, cash flow, investment, or sales;

(iii)	Operating ratio;

(iv)
Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(v)
Operating profits, as determined under generally acceptable accounting principles, including or excluding interest, bonuses, income taxes, profit/loss on stock, option expense, and any other non-operating profit/expense items;

(vi)	Cash flow and cash flow return on investment;

(vii)	Economic profit and/or cost of capital;

(viii)	Turnover of assets, capital, or inventory;

(ix)	Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense;

(x)	Measures of customer satisfaction and customer service as surveyed from time to time, including the relative improvement therein;

(xi)	Improvement in safety performance; or

(xii)	Market share.

B.
In establishing Performance Measures for Participants, the Committee may include or exclude the impact of specified objective events, including any of the following, after considering whether the action would result in the loss of an otherwise available exemption under Section 162(m), if applicable: expenses as a result of restructuring or productivity initiatives; non-operating items; acquisition or divestiture expenses; and any items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the acquisition or disposal of assets or all or a portion of a business or to a change of accounting principles.

C.
The Committee may modify Performance Measures applicable to Participants, after considering whether the action would result in the loss of an otherwise available exemption under Section 162(m), if applicable, if it determines that the Performance Measures have become unsuitable as a result of events such as those outlined in Paragraph V.B above, or adjustments are needed to achieve the original objective of the Incentive Compensation Awards for a particular fiscal year.

VI. FORM OF INCENTIVE COMPENSATION AWARDS

Incentive Compensation Awards shall be paid in cash.

VII. PAYMENT OF INCENTIVE COMPENSATION AWARDS

A.
After the Committee determines that the Performance Measure(s) have been satisfied for a fiscal year, the Company shall cause the Incentive Compensation Award to be paid to each Participant as follows: (a) 50% of the Incentive Compensation Award shall be paid as soon as reasonably practicable after the end of the fiscal year in which the Committee determines that the Performance Measure(s) have been satisfied, but in no event later than two and one-half months after the fiscal year ends; and (b) 50% of the Incentive Compensation Award shall be paid as soon as reasonably practicable after the end of the immediately following fiscal year, but in no event later than two and one-half months after the end of the such fiscal year.

B.
The Participant must be employed by the Company or one of its subsidiaries at the time payment is made in order to receive payment of an Incentive Compensation Award (including both payments described in the preceding paragraph), unless employment is terminated due to death, disability, or Retirement before the designated payment date.

C.
If a Participant dies before the end of the fiscal year or the designated payment date, and is entitled to receive an Incentive Compensation Award, then payment shall be made to the Participant's surviving spouse or, if none, to his or her estate.

VIII. TERMINATION OF SERVICE OR DEMOTION

A.
If a Participant terminates employment with the Company and its subsidiaries before the end of a fiscal year due to death, disability, or Retirement, the Participant's Incentive Compensation Award for such fiscal year will be prorated on the basis of the ratio of the number of weeks of participation during such fiscal year to the aggregate number of weeks in the fiscal year. However, the proration described in the preceding sentence will not be made if proration is a determining factor in the Performance Measures, for example, if the Incentive Compensation Award is based on annual salary paid during the fiscal year. Payment of such prorated Incentive Compensation Award will be made on the dates that other Participants receive payment of such Incentive Compensation Awards.

B.
If a Participant voluntarily terminates employment, or if his or her employment with the Company and its subsidiaries is terminated by the Company or any such subsidiary for any reason other than for death, disability, or Retirement before the last day of the fiscal year, the Participant will not be entitled to any Incentive Compensation Award for any such fiscal year, unless otherwise determined by the Committee.

C.
If a Participant is demoted to a position that at the time of such demotion is not eligible to be designated for participation in the Plan before the end of the fiscal year, the Participant's Incentive Compensation Award for the fiscal year in which the demotion occurs will be prorated on the basis of the ratio of the number of weeks of participation prior to demotion during such fiscal year to the aggregate number of weeks in such fiscal year, unless otherwise determined by the Committee. Payment of the prorated Incentive Compensation Award will be made on the dates that other Participants receive payment of such Incentive Compensation Award.

IX. SPECIAL AWARDS AND OTHER PLANS

A.
Nothing contained in this Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature.

B.
In addition, nothing contained in this Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

X. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

A.	The Company has no obligation to continue this Plan and it may be amended or terminated as described in this paragraph.

(1)
The Committee shall have the right, in its sole discretion, to amend the Plan from time to time; provided, however, that no amendment of the Plan made after May 31 of any year having the effect of materially reducing the amount of an Incentive Compensation Award for that year shall be effective with respect to a Participant for that year without his or her consent. Notwithstanding the foregoing, if a Participant fails to consent to an amendment described in the previous sentence, the Committee may make such amendment and prorate the application of the amendment for such fiscal year on the basis of the ratio of the number of weeks in such fiscal year prior to such amendment to the aggregate number of weeks in such fiscal year, and the Incentive Compensation Award will be paid only after the end of such fiscal year, as set forth in Paragraph VII.A.

(2)
The Committee may terminate this Plan, in its sole discretion, on or before May 31 of any year, and in such event, no Incentive Compensation Awards shall be payable under this Plan for such year. In the event this Plan is terminated on or after June 1 of any year, Incentive Compensation Awards payable for such fiscal year will be prorated on the basis of the ratio of the number of weeks in such fiscal year prior to such termination to the aggregate number of weeks in such fiscal year and will be paid only after the end of such fiscal year, which will be deemed to continue until the expiration thereof as if this Plan had not been terminated. Payment will be made as set forth in Paragraph VII.A.

B.
This Plan will be administered by the Committee. Any power or authority of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such power or authority would cause any Incentive Compensation Award intended to qualify for treatment as performance-based compensation under Section 162(m) not to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee has the authority, in its discretion, to construe and interpret the terms of the Plan and the Performance Measures, to consider the impact of Section 162(m) on the Incentive Compensation Awards, and to make all other determinations deemed necessary or advisable in administering the Plan. The decision of the Committee or the Board of Directors with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding.

C.
No member or former member of the Committee or the Board of Directors shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or was a member of the Committee or the Board of Directors shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person, the Committee or the Board of Directors taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan.

XI. MISCELLANEOUS

A.	All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

B.	All Incentive Compensation Awards under the Plan are subject to withholding for applicable federal, state and local taxes.

C.
Unless otherwise determined by the Board of Directors, all Incentive Compensation Awards will be paid from the Company's general assets, and nothing contained in this Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

D.
This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

E.
Except as otherwise provided in this Plan, no right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

F.	If any provision in this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

Adopted: May 24, 2006